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The following is an English translation of a transcript of an investor call held by Nippon Steel Corporation, a recording of which was first posted on Nippon Steel Corporation’s website on December 27, 2023.

Nippon Steel Corporation

IR Briefing on Acquisition of United States Steel Corporation

Transcript

Presented by:

Takahiro Mori, Representative Director and Executive Vice President

Slide 3 Moving Forward Together as the “Best Steelmaker with World-Leading Capabilities”

Overview of the acquisition: Both United States Steel Corporation (“U. S. Steel”) and Nippon Steel Corporation (“Nippon Steel”) have a rich history of providing excellent products and services to our customers, and we have decided to join hands to move forward together through this acquisition. Nippon Steel’s mission to be the ‘Best Steelmaker with World-Leading Capabilities’ aligns closely to U. S. Steel’s mission of ‘Delivering Best for All.”

Slide 4 Contributions to Stakeholders

We believe this acquisition is beneficial for all stakeholders. U. S. Steel shareholders will benefit from the premium in the merger consideration and Nippon Steel shareholders will benefit from substantial profit contribution upon consolidation of U. S. Steel. Customers will benefit from the higher value proposition and quality to meet their growth needs. Employees will benefit from the growth potential of the company this deal unlocks. Additionally, we will honor all labor agreements of U. S. Steel. For communities, we intend to uphold the strong and positive relations in place.

Slide 5 Subsidiary Structure

The transaction will consist of establishing a shell company that will merge with U. S. Steel. This scheme is adopted to minimize the time where the entity is exposed to the equity market, and is a common scheme adopted in U.S. M&A transactions.

Slide 6 Impact on Nippon Steel’s Financial Statements

In terms of cash flow, we intend to make U. S. Steel a wholly owned subsidiary in Q2 or Q3 of the next calendar year so that is when the payment of the merger consideration would be made. U. S. Steel’s total asset of approx. US$20bn and interest-bearing debt of US$18bn will be consolidated into our balance sheet. As a result, the D/E ratio is expected to deteriorate to 0.9x from the current 0.5x. However, this is a profit accretive investment and we expect the D/E ratio to gradually improve towards 0.5x over a not-too-long timeframe. The combined asset size is likely to reach JPY\13.7 trillion.

For the impact to the P/L, if the deal is closed by mid-August of next year, U. S. Steel will be consolidated starting with our Q3 results. U. S. Steel’s profit before tax for the Jan-Sep. period is JPY\170bn and post-tax profit of \140bn, which annualized is over \200bn, implying a substantial profit contribution.

Slide 7 Rationale

Slide 8 Toward a group with greater global expansion

This acquisition will have a very significant impact to our global strategy. Nippon Steel’s vision is to achieve a “100 Mil. Ton and \1 trillion” scale. Our current global crude steel capacity stands at 66 mil. tons which will increase to 86 mil. tons by the addition of U. S. Steel’s capacity of 20 mil. tons. Furthermore, the capacity expansions underway and planned in India means that achieving this vision is now well within reach.

Slide 9 This acquisition aligns with Nippon Steel’s global strategy

This acquisition is an ideal fit to our global strategy. The key points of our global expansion policy are (a) markets with high visibility of demand growth, (b) markets where we can leverage our technologies and product capabilities, (c) markets where we can expand the integrated steel mill capacity to capture the value-added from upstream and (d) to acquire brownfield capacity through M&As that will not add incremental capacity to that market. All these points are realized in this acquisition. Realizing this deal will bring our global strategy nearer to completion together with the India expansions, the footprint in our home market of the ASEAN region, and through this acquisition in the U.S., a developed economy and the largest consumer of high-grade steel in the world.

Slide 10 Attractiveness of U.S. Steel Market

We can discuss the attractiveness of the U. S. Steel market endlessly, but the U.S. is the largest steel market among developed economies. Globally speaking, it ranks after India and China in terms of steel demand and has the potential for growth for high-grade steel products. In addition, U.S. steel demand is likely to grow further given population growth, availability of cheap energy resources and the revival of U.S.-based manufacturing due to global divisions leading to economic blocs. Furthermore, fiscal spending based on infrastructure investment for infrastructure is likely to increase steel demand. On the other hand, supply side is opportunistic and is not dependent on exports and primarily supplies the country’s domestic steel demand. The U.S. steel market is one of the most attractive markets in the world.

Slide 11 Creating new value by combining the technologies of both Nippon Steel and U. S. Steel

The areas of synergies are product line-up, operation and equipment technology and decarbonization technologies, where there is scope for mutual complementarity. Areas where Nippon Steel’s technology is advanced can be leveraged to strengthen U. S. Steel’s capabilities and increase demand for its products, which should contribute to the overall U.S. economy as well as growth to Nippon Steel. We intend to provide more details on synergies, post-close.

Share 12 Shared commitment: to decarbonize by 2050

Both companies share the common goal to achieve decarbonization by 2050 although the methods and pathways differ. Nippon Steel is pursuing technology-oriented paths comprised of the 3 breakthrough innovations. U. S. Steel is primarily pursuing CCS to achieve net zero. There is room to leverage the best practices of both pathways to achieve the common commitment that can lead to synergies carbon neutral initiatives.

Slide 14 Overview of U. S. Steel

U. S. Steel’s manufacturing locations within U.S. consists of 4 main business domains of steel sheet, electric arc furnace (EAF) mini-mill, steel pipe production and a Slovakian production site in Europe. Main product categories are steel sheets and pipes and tubes. Raw steel production capacity is 17 mil. short tons or under-16 mil. metric tons in the U.S. plus over-4 mil. metric tons in Europe, bringing total capacity to over-20 mil. tons. U. S. Steel is fully self-sufficient in iron ore supplies with pellet production volume of 20 mil. tons from its in-house mines of Minntac and Keetac that produces iron ores with quality competitiveness.

Slide 15 Strengths of U. S. Steel

U. S. Steel is a powerful brand underpinned by its rich history with long-standing trust built with customers. We will maintain the brand name of U. S. Steel, given the importance of the brand to customers and employees. In addition, the well-balanced production base comprising of mines to blast furnaces (BFs) and EAFs make for a powerful and effective structure – something Nippon Steel has yet to achieve. U. S. Steel’s mines are also competitive on a standalone basis. Other strengths include a highly talented workforce and management that result in high employee retention and strong intellectual property (IP) portfolio. U. S. Steel’s balance sheet has improved significantly, thanks to the numerous reforms carried out by the current CEO, including the decision to acquire the US mini-mill company. Through our due diligence process, we were positively surprised at how much care is taken to maintain facilities, with not a speck of dust at the facilities we visited which is a reflection of the CEO’s strong emphasis on care and maintenance. In addition, they take great care in their people. Safety is strongly emphasized, so much so that conversations almost always start with the topic of safety. I believe this is a testament to the CEO’s deep roots in the manufacturing industry, including his 32-year career at Caterpillar.

Slide 16 Strengths of U. S. Steel – Strategic Investments

U. S. Steel is moving forward with the strategic investments such as its Keetac mine to build a DR-grade pellets facility. The pig iron caster facility at Gary Works investment should help to improve EAF’s cost competitiveness by using the ore from the mines to make pig iron, given that high-quality scrap metal prices are likely to increase in the scramble to secure scrap metal in the future.

Big River’s investment for non-grain oriented electric steel sheet and galvanizing line are both cutting edge facilities that should improve competitiveness. The capacity will nearly double with Big River 2 which is expected to come on stream in 2024.

From an investor’s perspective, U. S. Steel’s attractiveness is these strategic investments that are likely to start contributing from next year onwards and thereby contribute to cash generation.

Slide 17 Strengths of U. S. Steel – State-of-the-art Mini Mill

Both the Big River Steel and Big River 2 are state-of-the-art mini mills even when compared to other North American facilities. What was particularly impressive was that these investments were carried on budget and on schedule, which speaks to the strong discipline of U. S. Steel.

Slide 18 Strengths of U. S. Steel – Flat-rolled Business Profitability

Given the 100% self-sufficiency of ore supplies, U. S. Steel’s profitability of flat-rolled products made from conventional BFs is significant and has high competitiveness. Flat products such as automotive steel sheet are made and supplied to the likes of GM and Toyota, which testifies to the quality of U. S. Steel’s products.

This ends my presentation on the points I wanted to highlight on U. S. Steel. Remaining slides concern Nippon Steel for the purpose of investors and shareholders of U. S. Steel. I am confident that coming together will enable both companies to reach greater heights.

With that I would like to end my presentation. Thank you for your attention.

Additional Information and Where to Find It

This document relates to the proposed transaction between the United States Steel Corporation (“U. S. Steel”) and NSC.  In connection with the proposed transaction, U. S. Steel will file relevant materials with the United States Securities and Exchange Commission (“SEC”), including U. S. Steel’s proxy statement on Schedule 14A (the “Proxy Statement”).  The information in the preliminary Proxy Statement will not be complete and may be changed. The definitive Proxy Statement will be delivered to stockholders of U. S. Steel. U. S. Steel may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement or for any other document that may be filed with the SEC in connection with the proposed transaction.  The proposed transaction will be submitted to U. S. Steel’s stockholders for their consideration.  BEFORE MAKING ANY VOTING DECISION, U. S. STEEL’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT U. S. STEEL, NSC AND THE PROPOSED TRANSACTION.

U. S. Steel’s stockholders will be able to obtain free copies of the preliminary Proxy Statement and the definitive Proxy Statement (in each case, if and when available), as well as other documents containing important information about U. S. Steel, NSC and the proposed transaction once such documents are filed with the SEC, without charge, at the SEC’s website (www.sec.gov).  Copies of the Proxy Statement and the other documents filed with the SEC by U. S. Steel can also be obtained, without charge, by directing a request to United States Steel Corporation, 600 Grant Street, Pittsburgh, Pennsylvania 15219, Attention: Corporate Secretary; telephone 412-433-1121, or from U. S. Steel’s website www.ussteel.com.

Participants in the Solicitation

NSC, U. S. Steel and their directors, and certain of their executive officers and employees may be deemed to be participants in the solicitation of proxies from U. S. Steel’s stockholders in respect of the proposed transaction.  Information regarding the directors and executive officers of U. S. Steel who may, under the rules of the SEC, be deemed participants in the solicitation of U. S. Steel’s stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement when it is filed with the SEC.  Information about these persons is included in each company’s annual proxy statement and in other documents subsequently filed with the SEC, and will be included in the Proxy Statement when filed. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This document contains information regarding U. S. Steel and NSC that may constitute “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws, that are subject to risks and uncertainties.  We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “plan,” “goal,” “future,” “will,” “may” and similar expressions or by using future dates in connection with any discussion of, among other things, statements expressing general views about future operating or financial results, operating or financial performance, trends, events or developments that we expect or anticipate will occur in the future, anticipated cost savings, potential capital and operational cash improvements and changes in the global economic environment, as well as statements regarding the proposed transaction, including the timing of the completion of the transaction. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements include all statements that are not historical facts, but instead represent only U. S. Steel’s beliefs regarding future goals, plans and expectations about our prospects for the future and other events, many of which, by their nature, are inherently uncertain and outside of U. S. Steel’s or NSC’s control. It is possible that U. S. Steel’s or NSC’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management of U. S. Steel or NSC, as applicable, believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. In addition, forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from U. S. Steel's or NSC’s historical experience and our present expectations or projections. Risks and uncertainties include without limitation: the ability of the parties to consummate the proposed transaction on a timely basis or at all; the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could cause the parties to terminate the definitive agreement and plan of merger relating to the proposed transaction (the “Merger Agreement”); the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the possibility that U. S. Steel’s stockholders may not approve the proposed transaction; the risks and uncertainties related to securing the necessary stockholder approval; the risk that the parties to the Merger Agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; certain restrictions during the pendency of the proposed transaction that may impact U. S. Steel’s ability to pursue certain business opportunities or strategic transactions; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of U. S. Steel’s common stock or NSC’s common stock or American Depositary Receipts; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of U. S. Steel or NSC to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; and the risk the pending proposed transaction could distract management of U. S. Steel.  U. S. Steel directs readers to its Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, and the other documents it files with the SEC for other risks associated with U. S. Steel’s future performance.  These documents contain and identify important factors that could cause actual results to differ materially from those contained in the forward-looking statements.  Risks related to NSC’s forward-looking statements include, but are not limited to, changes in regional and global macroeconomic conditions, particularly in Japan, China and the United States; excess capacity and oversupply in the steel industry; unfair trade and pricing practices in regional markets; the possibility of low steel prices or excess iron ore supply; the possibility of significant increases in market prices of essential raw materials; the possibility of depreciation of the value of the Japanese yen against the U.S. dollar and other major foreign currencies; the loss of market share to substitute materials; NSC’s ability to reduce costs and improve operating efficiency; the possibility of not completing planned alliances, acquisitions or investments, or such alliances, acquisitions or investments not having the anticipated results; natural disasters and accidents or unpredictable events which may disrupt NSC’s supply chain as well as other events that may negatively impact NSC’s business activities; risks relating to CO2 emissions and NSC’s challenge for carbon neutrality; the economic, political, social and legal uncertainty of doing business in emerging economies; the possibility of incurring expenses resulting from any defects in our products or incurring additional costs and reputational harm due to product defects of other steel manufacturers; the possibility that we may be unable to protect our intellectual property rights or face intellectual property infringement claims by third parties; changes in laws and regulations of countries where we operate, including trade laws and tariffs, as well a tax, environmental, health and safety laws; and the possibility of damage to our reputation and business due to data breaches and data theft. All information in this document is as of the date above.  Neither U. S. Steel nor NSC undertakes any duty to update any forward-looking statement to conform the statement to actual results or changes in U. S. Steel’s or NSC’s expectations whether as a result of new information, future events or otherwise, except as required by law.